Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2022 FIRST QUARTER RESULTS

--Results Meaningfully Exceed Expectations--

--Revenue and Earnings Above Pre-Pandemic Levels--

--Record First Quarter Digital Revenue--

First Quarter Fiscal 2022 Financial Summary

•	Net sales increased 93% from last year to $539 million
•	Net sales increased 9% over the first quarter two years ago with stores open about 90% of days
•	GAAP operating income increased 71% over first quarter two years ago
•	Non-GAAP operating income increased 125% over first quarter two years ago
•	Comparable direct sales increased 43%
•	Inventory down 23%
•	GAAP EPS from continuing operations was $0.60 vs. ($9.54) last year and $0.36 two years ago
•	Non-GAAP EPS from continuing operations was $0.791 vs. ($3.65) last year and $0.33 two years ago

NASHVILLE, Tenn., May 27, 2021 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $0.60 for the three months ended May 1, 2021, compared to a loss from continuing operations per diluted share of ($9.54) in the first quarter last year and earnings from continuing operations of $0.36 per diluted share two years ago.  Adjusted for the Excluded Items in all periods, the Company reported first quarter earnings from continuing operations per diluted share of $0.79, compared to a loss from continuing operations per diluted share of ($3.65) last year and earnings from continuing operations of $0.33 per diluted share two years ago.

Mimi E. Vaughn, Genesco board chair, president and chief executive officer, said, “Fiscal 2022 is off to a very strong start with a first quarter that meaningfully exceeded our expectations. Our momentum has been building each quarter following the disruption from COVID-19 last year and trends accelerated as the first quarter progressed. Our outperformance was driven by better than anticipated results at every division, led by  record first quarter revenue and profitability at Journeys. The momentum from the first quarter has continued into May.  Even as the pandemic continued to impact our business to varying degrees, our exceptional performance reflects the strong competitive positions of our retail and branded concepts and the traction we are experiencing with the footwear focused strategy we embarked on a couple of years ago, combined with a boost from U.S. government stimulus and pent-up demand as the economy reopened.”

____________________

1Excludes fees related to the shareholder activist, retail store asset impairments and expenses related to the new headquarters building, net of tax effect in the first quarter of Fiscal 2022 (“Excluded Items”).  A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings/loss and earnings/loss per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

“Our multi-year performance leading up to the outbreak of COVID-19, which featured 11 consecutive quarters of positive comparable sales growth for our footwear businesses, and our results during the pandemic, put us in a position of strength.  Our organization has done an outstanding job capitalizing on the recent opportunities to positively transform our business at a faster pace, including developing a more advanced, more profitable digital channel, reshaping the cost structure of our store fleet, and strengthening our consumer connections. With a strong balance sheet, we are well positioned to further invest in growth, and create even greater value for our shareholders.”

Thomas A. George, Genesco interim chief financial officer, commented, “We were very pleased that the first quarter continued the sequential improvement of our operating results since the onset of the pandemic, as our top and bottom lines far outpaced last year’s levels and exceeded first quarter fiscal 2020 two years ago. Record first quarter digital revenue combined with improving store results fueled significant expense leverage, leading to higher operating income and first quarter adjusted EPS of $0.79 compared to $0.33 in fiscal 2020.”

Store Re-Opening Update

As of May 27, 2021, the Company is operating in 96% of its locations, including approximately 1,100 Journeys, 160 Johnston & Murphy and 123 Schuh locations.

First Quarter Review

Net sales for the first quarter of Fiscal 2022 increased 93% to $539 million from $279 million in the first quarter of Fiscal 2021. This sales increase was driven by increased store sales resulting from store closures in the back half of the first quarter last year due to the COVID -19 pandemic, digital comp growth of 43% and increased wholesale sales. Stores were open about 90% of possible days in the first quarter this year as compared to 50% in the first quarter last year. As a result of store closures in response to the COVID-19 pandemic, the Company has not included first quarter comparable sales for this year or last year, except for comparable direct sales, as it feels that overall sales is a more meaningful metric for these periods.  Comparable direct sales for the first quarter of Fiscal 2022 were 43% as compared to 64% for the first quarter of Fiscal 2021.

Overall sales were up 123% at Journeys, up 46% at Schuh, up 26% at Johnston & Murphy and up 84% at Licensed Brands.  Overall sales were up 9% compared to the first quarter two years ago, with Journeys sales up 16% and Licensed Brands sales up 122%, partially offset by an 11% decrease in Schuh sales and a 35% decrease in Johnston & Murphy sales.

            First quarter gross margin this year was 47.8%, up 480 basis points, compared with 43.0% last year and down 160 basis points compared with 49.4% in Fiscal 2020. The decrease as a percentage of sales as compared to Fiscal 2020 is due primarily to higher shipping and warehouse expense in our retail businesses as well as the mix of our businesses partially offset by decreased markdowns at Journeys.  The higher shipping and warehouse expense in our retail businesses is driven by the increase in penetration of e-commerce as compared to Fiscal 2020.

Adjusted selling and administrative expense for the first quarter this year decreased 2,360 basis points as a percentage of sales compared with last year and decreased 340 basis points compared with Fiscal 2020.  Such decrease is due primarily to reduced occupancy expense as well as reduced selling salaries partially offset by increased performance based compensation expense. The reduction in occupancy expense is driven by rent abatement agreements with landlords and government relief programs.

Genesco’s GAAP operating income for the first quarter was $15.5 million, or 2.9% of sales this year, compared with an operating loss of $(156.0) million, or (55.9)% of sales last year, and an operating income of $9.1 million, or 1.8% of sales in the first quarter of Fiscal 2020.  Adjusted for the Excluded Items in all periods, operating income for the first quarter was $18.8 million this year compared to an operating loss of $(69.5) million last year and an operating income of $8.4 million in the first quarter of Fiscal 2020. Adjusted operating margin was 3.5% of sales in the first quarter of Fiscal 2022, (24.9)% last year and 1.7% in the first quarter of Fiscal 2020.

The effective tax rate for the quarter was 40.1% in Fiscal 2022 compared to 14.1% last year and 30.7% in the first quarter of Fiscal 2020.  The adjusted tax rate, reflecting Excluded Items, was 35.7% in Fiscal 2022 compared to 26.8% last year and 31.3% in the first quarter of Fiscal 2020.  The higher adjusted tax rate for this year as compared to last year reflects the inability to recognize a tax benefit for certain foreign losses and a higher mix of earnings in jurisdictions where the Company generates taxable income.

GAAP earnings from continuing operations were $8.9 million in the first quarter of Fiscal 2022, compared to a loss from continuing operations of $(134.6) million in the first quarter last year and earnings from continuing operations of $6.5 million in the first quarter of Fiscal 2020.  Adjusted for the Excluded Items in all periods, first quarter earnings from continuing operations were $11.6 million, or $0.79 per share, in Fiscal 2022, compared to a loss from continuing operations of $(51.4) million, or ($3.65) loss per share, last year and earnings from continuing operations of $5.9 million, or $0.33 per share, in the first quarter of Fiscal 2020.

Cash, Borrowings and Inventory

Cash and cash equivalents at May 1, 2021, were $258.0 million, compared with $238.6 million at May 2, 2020.  Total debt at the end of the first quarter of Fiscal 2022 was $44.2 million compared with $222.7 million at the end of last year’s first quarter reflecting increased borrowings in the first quarter last year as a result of the COVID-19 pandemic.  Inventories decreased 23% in the first quarter of Fiscal 2022 on a year-over-year basis and decreased 18% versus the first quarter of Fiscal 2020.

Capital Expenditures and Store Activity

For the first quarter, capital expenditures were $12 million, related primarily to digital and omnichannel initiatives.  Depreciation and amortization was $11 million.  During the quarter, the Company opened one store and closed 17 stores.  The Company ended the quarter with 1,444 stores compared with 1,479 stores at the end of the first quarter last year, or a decrease of 2%.  Square footage was down 2% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the first quarter of Fiscal 2022.  The Company currently has $90 million remaining on the $100 million board authorization from September 2019.

Fiscal 2022 Outlook

Due to the continued uncertainty in the overall economy driven by COVID-19, the Company is not providing guidance at this time.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of first quarter results on its website, www.genesco.com, in the investor relations section.  The Company's live conference call on May 27, 2021, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding the performance outlook for the Company and all other statements not addressing solely historical facts or present conditions.  Forward- looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “anticipate,” “should,” “optimistic” and similar terminology.  Actual results could vary materially from the expectations reflected in these statements.  A number of factors could cause differences.  These include adjustments to projections reflected in forward-looking statements, including those resulting from the effects of COVID-19 on the Company’s business, including COVID-19 case spikes in locations in which the Company operates, additional store closures due to COVID-19 and expected timing for store reopenings, weakness in store and shopping mall traffic, timing of in person back-to-work and back-to-school and sales with respect thereto, expectations regarding the COVID-19 vaccine rollout and acceptance, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores.  Differences from expectations could also result from store closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons.  Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits; and the cost and outcome of litigation, investigations and environmental matters involving the Company.  Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com.  Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict.  Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Forward-looking statements reflect the expectations of the Company at the time they are made.  The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer and branded company, sells footwear and accessories in more than 1,440 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Inc. Financial ContactsGenesco Inc. Media Contact

Thomas A. GeorgeClaire S. McCall

(615) 367-7465(615) 367-8283

tgeorge@genesco.comcmccall@genesco.com

Dave Slater

(615) 367-7604

dslater@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 1		Quarter 1
	May 1, 2021	% of Net Sales	May 2, 2020	% of Net Sales
Net sales	$538,695	100.0%	$279,232	100.0%
Cost of sales	281,033	52.2%	159,088	57.0%
Gross margin	257,662	47.8%	120,144	43.0%
Selling and administrative expenses	239,465	44.5%	189,042	67.7%
Goodwill impairment	—	0.0%	79,259	28.4%
Asset impairments and other, net	2,670	0.5%	7,861	2.8%
Operating income (loss)	15,527	2.9%	(156,018)	-55.9%
Other components of net periodic benefit income	(39)	0.0%	(124)	0.0%
Interest expense, net	729	0.1%	856	0.3%
Earnings (loss) from continuing operations before income taxes	14,837	2.8%	(156,750)	-56.1%
Income tax expense (benefit)	5,943	1.1%	(22,126)	-7.9%
Earnings (loss) from continuing operations	8,894	1.7%	(134,624)	-48.2%
Loss from discontinued operations, net of tax	(16)	0.0%	(153)	-0.1%
Net Earnings (Loss)	$8,878	1.6%	$(134,777)	-48.3%

Basic earnings (loss) per share:
Before discontinued operations	$0.62		$(9.54)
Net earnings (loss)	$0.62		$(9.55)

Diluted earnings (loss) per share:
Before discontinued operations	$0.60		$(9.54)
Net earnings (loss)	$0.60		$(9.55)

Weighted-average shares outstanding:
Basic	14,287		14,110
Diluted	14,702		14,110

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 1		Quarter 1
	May 1, 2021	% of Net Sales	May 2, 2020	% of Net Sales
Sales:
Journeys Group	$376,548	69.9%	$168,925	60.5%
Schuh Group	68,711	12.8%	47,165	16.9%
Johnston & Murphy Group	48,762	9.1%	38,849	13.9%
Licensed Brands	44,674	8.3%	24,293	8.7%
Net Sales	$538,695	100.0%	$279,232	100.0%
Operating income (loss):
Journeys Group	$33,124	8.8%	$(37,083)	-22.0%
Schuh Group	(3,847)	-5.6%	(15,086)	-32.0%
Johnston & Murphy Group	(3,180)	-6.5%	(9,584)	-24.7%
Licensed Brands	2,561	5.7%	(2,501)	-10.3%
Corporate and Other(1)	(13,131)	-2.4%	(12,505)	-4.5%
Goodwill Impairment	—	0.0%	(79,259)	-28.4%
Operating income (loss)	15,527	2.9%	(156,018)	-55.9%
Other components of net periodic benefit income	(39)	0.0%	(124)	0.0%
Interest, net	729	0.1%	856	0.3%
Earnings (loss) from continuing operations before income taxes	14,837	2.8%	(156,750)	-56.1%
Income tax expense (benefit)	5,943	1.1%	(22,126)	-7.9%
Earnings (loss) from continuing operations	8,894	1.7%	(134,624)	-48.2%
Loss from discontinued operations, net of tax	(16)	0.0%	(153)	-0.1%
Net Earnings (Loss)	$8,878	1.6%	$(134,777)	-48.3%

(1)

Includes a $2.7 million charge in the first quarter of Fiscal 2022 which includes $2.3 million for legal fees related to the shareholder activist and $0.4 million for retail store asset impairments.  Includes a $7.9 million charge in the first quarter of Fiscal 2021 which includes a $5.3 million charge for trademark impairment and a $3.0 million charge for retail store asset impairments, partially offset by a $(0.4) million gain for the release of an earnout related to the Togast acquisition.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	May 1, 2021	May 2, 2020
Assets
Cash and cash equivalents	$258,044	$238,574
Accounts receivable	61,124	55,259
Inventories	301,017	391,803
Other current assets (1)	117,467	49,372
Total current assets	737,652	735,008
Property and equipment	208,759	227,058
Operating lease right of use assets	639,575	692,489
Goodwill and other intangibles	70,056	66,579
Other non-current assets	21,558	33,934
Total Assets	$1,677,600	$1,755,068

Liabilities and Equity
Accounts payable	$164,975	$175,232
Current portion long-term debt	—	23,741
Current portion operating lease liabilities	173,528	164,723
Other current liabilities	112,648	66,328
Total current liabilities	451,151	430,024
Long-term debt	44,169	198,939
Long-term operating lease liabilities	555,204	615,400
Other long-term liabilities	48,068	34,883
Equity	579,008	475,822
Total Liabilities and Equity	$1,677,600	$1,755,068

(1)	Includes prepaid income taxes of $92.1 million at May 1, 2021.

GENESCO INC.

Store Count Activity

	Balance 02/01/20	Open	Close	Balance 01/30/21	Open	Close	Balance 05/01/21
Journeys Group	1,171	8	20	1,159	0	16	1,143
Schuh Group	129	1	7	123	0	0	123
Johnston & Murphy Group	180	4	6	178	1	1	178
Total Retail Units	1,480	13	33	1,460	1	17	1,444

GENESCO INC.

Comparable Sales

Quarter 1
	May 1, 2021(1)	May 2, 2020(1)
Journeys Group	NA	NA
Schuh Group	NA	NA
Johnston & Murphy Group	NA	NA
Total Comparable Sales	NA	NA
Same Store Sales	NA	NA
Comparable Direct Sales	43%	64%

(1)

As a result of store closures in response to COVID-19 during the first quarter of Fiscal 2021, the Company has not included comparable sales for both the first quarter this year and last year, except for comparable direct sales, as it felt that overall sales was a more meaningful metric during these periods.

GENESCO INC.

COVID-19 Related Items

Decrease (Increase) in Pretax Earnings

(in thousands)

(Unaudited)

	Quarter 1	Quarter 1
	May 1, 2021	May 2, 2020
Goodwill impairment	$—	$79,259
Incremental retail store asset impairment (1)	—	2,734
Trademark impairment (1)	—	5,260
Release of Togast earnout (1)	—	(441)
Excess inventory (2)	—	1,808
Non-productive compensation (3) and (4)	717	3,245
UK property tax relief (3)	(4,675)	(1,555)
Other governmental relief (3) and (5)	(3,224)	—
Rent abatements and temporary rent concessions (3) and (6)	(6,148)	—
Incremental bad debt reserve (3)	—	2,422
Other (3)	—	(198)
Total COVID-19 Related Items	$(13,330)	$92,534

(1)	Included in asset impairments and other, net on the Condensed Consolidated Statements of Operations.
(2)	Included in cost of sales on the Condensed Consolidated Statements of Operations.
(3)	Included in selling and administrative expenses on the Condensed Consolidated Statements of Operations.
(4)	Certain compensation paid to furloughed workers and commission based associates, net of the CARES Act, and UK and Canadian government relief.
(5)	Includes UK and ROI Relief Grants.
(6)	Estimated impact of abatements as well as temporary rent savings agreements that are being recognized when executed.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Three Months Ended May 1, 2021, May 2, 2020 and May 4, 2019

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 1
	May 1, 2021			May 2, 2020			May 4, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$8,894	$0.60		$(134,624)	$(9.54)		$6,470	$0.36
Asset impairments and other adjustments:
Retail store asset impairment charges	$414	326	0.02	$3,042	2,228	0.16	$307	212	0.01
Fees related to shareholder activist	2,256	1,600	0.11	—	—	0.00	—	—	0.00
Expenses related to new HQ building	597	424	0.03	—	—	0.00	—	—	0.00
Trademark impairment	—	—	0.00	5,260	5,153	0.36	—	—	0.00
Goodwill impairment	—	—	0.00	79,259	79,259	5.62	—	—	0.00
Release Togast earnout	—	—	0.00	(441)	(323)	(0.02)	—	—	0.00
Change in vacation policy	—	—	0.00	(616)	(451)	(0.03)	—	—	0.00
Gain on lease termination	—	—	0.00	—	—	0.00	(1,000)	(689)	(0.04)
Gain on Hurricane Maria	—	—	0.00	—	—	0.00	(38)	(26)	0.00
Total asset impairments and other adjustments	$3,267	2,350	0.16	$86,504	85,866	6.09	$(731)	(503)	(0.03)
Income tax expense adjustments:
Other tax items		400	0.03		(2,690)	(0.20)		(58)	0.00
Total income tax expense adjustments		400	0.03		(2,690)	(0.20)		(58)	0.00
Adjusted earnings (loss) from continuing operations (1) and (2)		$11,644	$0.79		$(51,448)	$(3.65)		$5,909	$0.33

(1)	The adjusted tax rate for the first quarter of Fiscal 2022, 2021 and 2020 is 35.7%, 26.8% and 31.3%, respectively.
(2)

EPS reflects 14.7 million, 14.1 million and 17.9 million share count for the first quarter of Fiscal 2022, 2021 and 2020, respectively, which includes common stock equivalents in the first quarter of Fiscal 2022 and Fiscal 2020 and excludes common stock equivalents in the first quarter of Fiscal 2021 due to the loss from continuing operations.

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Selling and Administrative Expenses

Three Months Ended May 1, 2021, May 2, 2020 and May 4, 2019

	Quarter 1 - May 1, 2021
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$33,124	$—	$33,124
Schuh Group	(3,847)	—	(3,847)
Johnston & Murphy Group	(3,180)	—	(3,180)
Licensed Brands	2,561	—	2,561
Corporate and Other	(13,131)	3,267	(9,864)
Total Operating Income	$15,527	$3,267	$18,794
% of sales	2.9%		3.5%

	Quarter 1 - May 2, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(37,083)	$(263)	$(37,346)
Schuh Group	(15,086)	—	(15,086)
Johnston & Murphy Group	(9,584)	(96)	(9,680)
Licensed Brands	(2,501)	(39)	(2,540)
Goodwill Impairment	(79,259)	79,259	—
Corporate and Other	(12,505)	7,643	(4,862)
Total Operating Loss	$(156,018)	$86,504	$(69,514)
% of sales	-55.9%		-24.9%

	Quarter 1 - May 4, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$18,976	$—	$18,976
Schuh Group	(5,428)	—	(5,428)
Johnston & Murphy Group	5,106	—	5,106
Licensed Brands	429	—	429
Corporate and Other	(9,999)	(731)	(10,730)
Total Operating Income	$9,084	$(731)	$8,353
% of sales	1.8%		1.7%

In Thousands	May 1, 2021	May 2, 2020	May 4, 2019
Selling and administrative expenses, as reported	$239,465	$189,042	$236,555

Expenses related to new HQ building	(597)	—	—
Change in vacation policy	—	616	—
Total adjustments	(597)	616	—
Adjusted selling and administrative expenses	$238,868	$189,658	$236,555
% of sales	44.3%	67.9%	47.7%